Exhibit 99.1
CONTACT:	Corporate Communications 404-715-2554 Investor Relations 404-715-6679

Delta Air Lines Reports Results for September 2005 Quarter

ATLANTA, November 10, 2005 - Delta Air Lines (OTC: DALRQ) today reported results for the quarter ended September 30, 2005. Key points include:

•	Delta’s third quarter net loss was $1.1 billion

•	Excluding reorganization and special items, the third quarter net loss was $438 million [1,2]

•	Delta’s third quarter operating loss was $240 million, driven by a $442 million year-over-year increase due to fuel price

•	As of September 30, 2005, Delta had $2.6 billion in cash and cash equivalents and short-term investments, of which $1.4 billion was unrestricted

•
Mainline unit costs decreased 3.7 percent compared to the September 2004 quarter; excluding fuel expense and special items, mainline unit costs decreased 17.3 percent compared to the prior year quarter[3]

Delta reported a net loss for the September 2005 quarter of $1.1 billion, compared to a net loss of $646 million in the prior year quarter. Excluding the reorganization and special items described below, the September 2005 quarter net loss was $438 million, compared to a net loss of $592 million in the prior year quarter. The reorganization items result from Delta’s Chapter 11 filing on September 14, 2005.
Delta’s operating loss for the September 2005 quarter was $240 million, including a $442 million4 year-over-year increase due to higher fuel prices. Average fuel price per gallon for the September 2005 quarter was $1.82, a 51.7 percent increase over the prior year period.
“Our results for the third quarter show the challenges we continue to face,” said Gerald Grinstein, Delta’s chief executive officer. “We are committed to moving quickly and decisively to achieve our business plan that we announced in late September. We believe this plan will position Delta to become the lean, aggressive, profitable airline it must be to compete effectively over the long-term in the fast-changing airline industry environment.”

Business Plan
On Sept. 22, 2005, Delta announced information about its business plan, which is intended to provide $3 billion in annual financial benefits by the end of 2007. This amount is in addition to the $5 billion in annual benefits that Delta expects to achieve by the end of 2006, as compared to 2002. The incremental targeted benefits include revenue and network productivity benefits of $1.1 billion, in-court
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restructuring opportunities of $970 million, and more competitive labor costs requiring $605 million in non-pilot cost reductions and $325 million in pilot cost reductions. Delta is moving aggressively in all of these areas - as noted by schedule changes that will become effective in December, the continued streamlining of Delta’s fleet, and the recently implemented pay reductions for all non-pilot employees, including management.
“While we are pleased with the level of post-petition financing we were able to obtain, we must stop using borrowed money to fund our losses,” said Edward H. Bastian, Delta’s executive vice president and chief financial officer. “We have accomplished a great deal already this year, as evidenced by our 17.3% decline in mainline unit costs; however, unrelenting financial pressures, including high fuel prices and intense industry competition, require that we continue to move aggressively to achieve the additional targets we have defined in our business plan.”

Significant Transactions
The following recent significant transactions have occurred:
•	On Sept. 7, 2005, Delta completed the sale of ASA to SkyWest for a purchase price of $425 million plus $50 million in aircraft deposits.
•
On Sept. 27, 2005, Delta entered into an amendment to its Visa/MasterCard credit card processing agreement to extend its term through October 27, 2007. The credit card processor has the right to maintain a reserve equal to its potential liability for Delta tickets purchased with Visa or MasterCard but not yet used for travel.

•
On Oct. 6, 2005, the U.S. Bankruptcy Court for the Southern District of New York granted final approval for the $2.2 billion in debtor-in-possession (DIP) financing that the company arranged to help support its business during its Chapter 11 reorganization.

•
On Nov. 1, 2005, Delta filed a motion with the Bankruptcy Court to reject the company’s collective bargaining agreement with the Air Line Pilots Association, International (ALPA), the labor union that represents Delta pilots. Delta took this action because the company and ALPA had not been able to reach a consensual agreement to achieve the $325 million annual reduction in pilot labor costs required under Delta’s business plan.

For additional information about these events, please see Delta’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on November 14, 2005.

Liquidity and Financial Analysis
At September 30, 2005, Delta had $2.6 billion in cash and cash equivalents and short-term investments, of which $1.4 billion was unrestricted. Restricted cash increased $891 million since December 31, 2004 due primarily to cash holdbacks required by the company’s credit card processors. Capital expenditures for the quarter were approximately $102 million.
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Passenger revenues for the September 2005 quarter increased 9.2 percent, while passenger unit revenues increased 4.2 percent compared to the prior year quarter. The load factor for the September 2005 quarter was 79.2 percent, a 1.6 point increase compared to the prior year quarter. System capacity rose 4.8 percent and mainline capacity increased 4.7 percent.
Due to sharply higher fuel costs, operating expenses for the September 2005 quarter increased 3.8 percent from the prior year quarter. As a result of Delta’s cost controls, however, mainline operating expenses excluding fuel and special items declined 13.4 percent, in spite of a 4.7 percent increase in mainline capacity.
Detailed traffic, capacity, load factor, yield and passenger unit revenue information is provided in Note 2, attached below.

Explanation of Reorganization and Special Items
In the September 2005 quarter, Delta recorded reorganization and special items totaling a net $692 million charge. This net charge primarily reflects:
•
a $607 million charge for reorganization items. This net charge primarily relates to the rejection of 40 leased aircraft in Delta’s Chapter 11 proceedings and the write-off of debt issuance costs and discounts related to pre-petition debt obligations; and

•
an $86 million settlement charge related to lump sum distributions under the company’s defined benefit pension plan for pilots (Pilot Plan) to approximately 250 pilots who retired. As a result of these distributions, Delta must accelerate the recognition of actuarial losses in accordance with Statement of Financial Accounting Standards No. 88[5].

In the September 2004 quarter, Delta recorded special items totaling a $54 million charge, consisting of (1) a $40 million asset impairment charge associated with Delta’s agreement to sell eight MD-11 aircraft; and (2) a $14 million settlement charge related to the Pilot Plan.

Other Matters
Attached to this press release are Delta’s Consolidated Statements of Operations for the three and nine months ended September 30, 2005, and 2004; a statistical summary for those periods; selected balance sheet data as of September 30, 2005 and December 31, 2004; and a reconciliation of certain GAAP to non-GAAP financial measures. The Consolidated Statements of Operations show Delta’s net loss as reported under GAAP, as well as Delta’s net loss excluding the reorganization and special items described above. Delta believes this information is helpful to investors to evaluate recurring operational performance because the reorganization and special items discussed above are not representative of recurring operations. For further information, please see Note 1 to the attached Consolidated Statements of Operations.
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About Delta
Delta Air Lines is the world’s second-largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offering daily flights to 502 destinations in 92 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. Delta's marketing alliances allow customers to earn and redeem frequent flier miles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Endnotes
1 Note 1 to the attached Consolidated Statements of Operations shows a reconciliation of Delta’s net loss reported under accounting principles generally accepted in the United States (GAAP) to the net loss excluding reorganization and special items, as well as reconciliations of other financial measures including and excluding reorganization and special items.

2 Reorganization items are items of income, expense, gain or loss that are realized or incurred by us that are due to our reorganization under Chapter 11 of the U.S. Bankruptcy Code. In accordance with GAAP, these items are required to be separately classified in the Consolidated Statements of Operations.

3 Delta presents mainline unit costs excluding fuel expense and special items because management believes (a) the record high fuel prices during the September 2005 quarter mask the progress the Company achieved toward its business plan targets and (b) the exclusion of the special items is helpful to investors to evaluate the Company’s recurring operational performance.

4 Includes the impact of fuel price increases reflected in both fuel expense and contract carrier arrangements in the Consolidated Statements of Operations.

5 Statement of Financial Accounting Standards No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.”

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings; our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time; our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for us to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; our ability to obtain and maintain normal terms with vendors and service providers; our ability to maintain contracts that are critical to our operations; our ability to maintain adequate liquidity to fund and execute our business plan during the Chapter 11 proceedings and in the context of a plan of reorganization and thereafter; our ability to comply with financial covenants in our financing agreements; our ability to implement our business plan successfully; the cost of aircraft fuel; labor issues; pension plan funding obligations; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; restructurings by competitors; the effects of terrorist attacks; and competitive conditions in the airline industry.  Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-Q for the quarter ended September 30, 2005, to be filed with the Commission on or before November 14, 2005. The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative. Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities. Investors and other interested parties can obtain information about Delta’s Chapter 11 filing on the Internet at delta.com/restructure. Court filings and claims information are available at deltadocket.com. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of November 10, 2005, and which Delta has no current intention to update.

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DELTA AIR LINES, INC.
Debtor and Debtor-In Possession
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended
	September 30		Percent
(In Millions, Except Share and Per Share Data)	2005	2004	Change

OPERATING REVENUES:
Passenger:
Mainline	$3,041	$2,814	8.1%
Regional affiliates	850	750	13.3%
Cargo	128	117	9.4%
Other, net	197	190	3.7%
Total operating revenues	4,216	3,871	8.9%
OPERATING EXPENSES:
Salaries and related costs	1,235	1,616	-23.6%
Aircraft fuel	1,203	786	53.1%
Depreciation and amortization	317	311	1.9%
Contracted services	275	249	10.4%
Contract carrier arrangements	313	234	33.8%
Landing fees and other rents	216	220	-1.8%
Aircraft maintenance materials and outside repairs	215	197	9.1%
Aircraft rent	141	181	-22.1%
Passenger commissions and other selling expenses	152	185	-17.8%
Passenger service	90	97	-7.2%
Pension settlements, asset write-downs, restructuring and related items, net	85	54	57.4%
Other	214	164	30.5%
Total operating expenses	4,456	4,294	3.8%
OPERATING LOSS	(240)	(423)	43.3%
OTHER INCOME (EXPENSE):
Interest expense (contractual interest expense equals $298 for three months ended September 30, 2005)	(277)	(210)	-31.9%
Interest income	17	6	183.3%
Miscellaneous expense, net	-	(25)	100.0%
Total other expense, net	(260)	(229)	-13.5%
LOSS BEFORE REORGANIZATION ITEMS, NET	(500)	(652)	23.3%
REORGANIZATION ITEMS, NET	(607)	-	NM
LOSS BEFORE INCOME TAXES	(1,107)	(652)	-69.8%
INCOME TAX (PROVISION) BENEFIT	(23)	6	483.3%
NET LOSS	(1,130)	(646)	-74.9%
PREFERRED STOCK DIVIDENDS	(4)	(5)	20.0%
NET LOSS ATTRIBUTABLE TO COMMON SHAREOWNERS	($1,134)	($651)	-74.2%
NET LOSS EXCLUDING SPECIAL ITEMS	($438)	($592)	26.0%
OPERATING MARGIN	-5.7%	-10.9%	5.2	pts

DELTA AIR LINES, INC.
Debtor and Debtor-In Possession
Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended
	September 30		Percent
(In Millions, Except Share and Per Share Data)	2005	2004	Change
OPERATING REVENUES:
Passenger:
Mainline	$8,735	$8,269	5.6%
Regional affiliates	2,370	2,192	8.1%
Cargo	387	364	6.3%
Other, net	556	536	3.7%
Total operating revenues	12,048	11,361	6.0%
OPERATING EXPENSES:
Salaries and related costs	3,944	4,809	-18.0%
Aircraft fuel	3,141	2,029	54.8%
Depreciation and amortization	956	929	2.9%
Contracted services	817	739	10.6%
Contract carrier arrangements	728	708	2.8%
Landing fees and other rents	658	657	0.2%
Aircraft maintenance materials and outside repairs	598	518	15.4%
Aircraft rent	435	544	-20.0%
Passenger commissions and other selling expenses	530	561	-5.5%
Passenger service	269	260	3.5%
Pension settlements, asset write-downs, restructuring and related items, net	712	171	316.4%
Other	586	488	20.1%
Total operating expenses	13,374	12,413	7.7%
OPERATING LOSS	(1,326)	(1,052)	-26.0%
OTHER INCOME (EXPENSE):
Interest expense (contractual interest expense equals $854 for nine months ended September 30, 2005)	(833)	(601)	-38.6%
Interest income	45	27	66.7%
Miscellaneous expense, net	(1)	(53)	98.1%
Total other expense, net	(789)	(627)	-25.8%
LOSS BEFORE REORGANIZATION ITEMS, NET	(2,115)	(1,679)	-26.0%
REORGANIZATION ITEMS, NET	(607)	-	NM
LOSS BEFORE INCOME TAXES	(2,722)	(1,679)	-62.1%
INCOME TAX BENEFIT (PROVISION)	139	(1,313)	-110.6%
NET LOSS	(2,583)	(2,992)	13.7%
PREFERRED STOCK DIVIDENDS	(15)	(14)	-7.1%

NET LOSS AVAILABLE TO COMMON SHAREOWNERS	($2,598)	($3,006)	13.6%
NET LOSS EXCLUDING SPECIAL ITEMS	($1,425)	($1,502)	5.1%
OPERATING MARGIN	-11.0%	-9.3%	-1.7	pts

DELTA AIR LINES, INC.
Debtor and Debtor-In Possession
Statistical Summary
(Unaudited)
	Three Months Ended
	September 30				Percent
	2005		2004		Change
Consolidated:
Revenue Passenger Miles (millions) (a)	32,513		30,418		6.9%
Available Seat Miles (millions) (a)	41,045		39,167		4.8%
Passenger Mile Yield (a)	11.97	¢	11.72	¢	2.1%
Operating Revenue Per Available Seat Mile (a)	10.27	¢	9.88	¢	3.9%
Passenger Revenue Per Available Seat Mile (a)	9.48	¢	9.10	¢	4.2%
Operating Cost Per Available Seat Mile (a)	10.86	¢	10.96	¢	-0.9%
Operating Cost Per Available Seat Mile - excluding special items - see Note 1 (a)	10.65	¢	10.83	¢	-1.7%
Operating Cost Per Available Seat Mile - excluding fuel expense and special items - see Note 1 (a)	7.72	¢	8.82	¢	-12.5%
Passenger Load Factor (a)	79.21%		77.66%		1.6	pts
Breakeven Passenger Load Factor (a)	84.10%		86.88%		(2.8)	pts
Breakeven Passenger Load Factor - excluding special items- see Note 1 (a)	82.36%		85.70%		(3.3)	pts
Passengers Enplaned (thousands) (a)	30,870		28,247		6.6%
Fuel Gallons Consumed (millions)	660		654		0.9%
Average Price Per Fuel Gallon, net of hedging gains	$1.82		$1.20		51.7%
Number of Aircraft in Fleet, End of Period	682		842		-19.0%
Full-Time Equivalent Employees, End of Period	58,000		69,700		-16.8%
Mainline:
Revenue Passenger Miles (millions)	28,292		26,438		7.0%
Available Seat Miles (millions)	35,148		33,576		4.7%
Operating Cost Per Available Seat Mile	9.99	¢	10.37	¢	-3.7%
Operating Cost Per Available Seat Mile - excluding special items - see Note 1	9.75	¢	10.21	¢	-4.5%
Operating Costs Per Available Seat Mile - excluding fuel expense and special items - see Note 1	6.85	¢	8.28	¢	-17.3%
Number of Aircraft in Fleet, End of Period	508		542		-6.3%

(a)Includes the operations under our contract carrier agreements of Flyi, Inc. (formerly Atlantic Coast Airlines) (for the three and nine months ended September 30, 2004), Chautauqua Airlines, Inc. and SkyWest, Inc. (for all periods presented), Atlantic Southeast Airlines, Inc. (from September 8, 2005 to September 30, 2005) and Shuttle America (from September 1, 2005 through September 30, 2005).

DELTA AIR LINES, INC.
Debtor and Debtor-In Possession
Statistical Summary
(Unaudited)

	Nine Months Ended
	September 30				Percent
Statistical Summary:	2005		2004		Change
Consolidated:
Revenue Passenger Miles (millions) (a)	92,353		85,201		8.4%
Available Seat Miles (millions) (a)	119,397		113,536		5.2%
Passenger Mile Yield (a)	12.03	¢	12.28	¢	-2.0%
Operating Revenue Per Available Seat Mile (a)	10.09	¢	10.01	¢	0.8%
Passenger Revenue Per Available Seat Mile (a)	9.30	¢	9.21	¢	1.0%
Operating Cost Per Available Seat Mile (a)	11.20	¢	10.93	¢	2.5%
Operating Cost Per Available Seat Mile - excluding special items - see Note 1 (a)	10.61	¢	10.78	¢	-1.6%
Operating Cost Per Available Seat Mile - excluding fuel expense and special items - see Note 1 (a)	7.97	¢	9.00	¢	-11.4%
Passenger Load Factor (a)	77.35%		75.04%		2.3	pts
Breakeven Passenger Load Factor (a)	86.59%		82.59%		4.0	pts
Breakeven Passenger Load Factor - excluding special items- see Note 1 (a)	81.63%		81.36%		0.3	pts
Passengers Enplaned (thousands) (a)	91,682		82,206		10.6%
Fuel Gallons Consumed (millions)	1,941		1,896		2.4%
Average Price Per Fuel Gallon, net of hedging gains	$1.62		$1.07		51.2%
Number of Aircraft in Fleet, End of Period	682		842		-19.0%
Full-Time Equivalent Employees, End of Period	58,000		69,700		-16.8%
Mainline:
Revenue Passenger Miles (millions)	80,274		73,966		8.5%
Available Seat Miles (millions)	102,307		97,260		5.2%
Operating Cost Per Available Seat Mile	10.48	¢	10.36	¢	1.2%
Operating Cost Per Available Seat Mile - excluding special items- see Note 1	9.79	¢	10.18	¢	-3.8%
Operating Cost Per Available Seat Mile - excluding fuel expense and special items - see Note 1	7.21	¢	8.46	¢	-14.8%
Number of Aircraft in Fleet, End of Period	508		542		-6.3%

(a)Includes the operations under our contract carrier agreements of Flyi, Inc. (formerly Atlantic Coast Airlines) (for the three and nine months ended September 30, 2004), Chautauqua Airlines, Inc. and SkyWest, Inc. (for all periods presented), Atlantic Southeast Airlines, Inc. (from September 8, 2005 to September 30, 2005) and Shuttle America (from September 1, 2005 through September 30, 2005).

DELTA AIR LINES, INC.
Debtor and Debtor-In Possession
Selected Balance Sheet Data
(In Millions)

	September 30,	December 31,
	2005	2004
	(Unaudited)

Cash and cash equivalents [1]	$1,361	$1,463
Short-term investments	-	336
Restricted cash, including noncurrent	1,241	350
Total assets	20,215	21,801
Total debt and capital leases, including current maturities	7,592	13,898
Total liabilities subject to compromise	16,385	-
Total shareowners' deficit	(8,463)	(5,796)

1 Cash and cash equivalents as of September 30, 2005 includes $128 million to be used for payment of certain operational taxes and fees to various governmental authorities.

Note 1: The following tables show reconciliations of certain financial measures adjusted for the items shown below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2005	2004	2005	2004
Net loss	($1,130)	($646)	($2,583)	($2,992)
Items excluded:
Pension and related charges	85	14	702	131
Aircraft charges	-	40	10	40
Reorganization items, net	607	-	607	-
Deferred Tax reserve	-	-	(161)	1,319
Total items excluded	692	54	1,158	1,490
Net loss excluding special items	($438)	($592)	($1,425)	($1,502)

(in millions)
Operating expenses	$4,456	$4,294	$13,375	$12,413
Items excluded:
Pension and related charges	(85)	(14)	(702)	(131)
Aircraft charges	-	(40)	(10)	(40)
Total items excluded	(85)	(54)	(712)	(171)
Operating expenses excluding special items	$4,371	$4,240	$12,663	$12,242

(in millions)
Mainline operating expenses	$3,512	$3,481	$10,727	$10,072
Items excluded:
Pension and related charges	(85)	(14)	(702)	(131)
Aircraft charges	-	(40)	(10)	(40)
Total items excluded	(85)	(54)	(712)	(171)
Mainline operating expenses excluding special items	$3,427	$3,427	$10,015	$9,901
Fuel expense	($1,019)	($648)	($2,634)	($1,673)
Mainline operating expenses excluding fuel expense and special items	$2,408	$2,779	$7,381	$8,228

CASM	10.86 ¢	10.96 ¢	11.20 ¢	10.93 ¢
Items excluded:
Pension and related charges	(0.21)	(0.03)	(0.58)	(0.12)
Aircraft charges	-	(0.10)	(0.01)	(0.03)
Total items excluded	(0.21)	(0.13)	(0.59)	(0.15)
CASM excluding special items	10.65 ¢	10.83 ¢	10.61 ¢	10.78 ¢
Fuel expense	(2.93)	(2.01)	(2.64)	(1.79)
CASM excluding fuel expense and special items	7.72 ¢	8.83 ¢	7.97 ¢	9.00 ¢

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Mainline CASM	9.99 ¢	10.37 ¢	10.48 ¢	10.36 ¢
Items excluded:
Pension and related charges	(0.24)	(0.04)	(0.68)	(0.14)
Aircraft charges	-	(0.12)	(0.01)	(0.04)
Total items excluded	(0.24)	(0.16)	(0.69)	(0.18)
Mainline CASM excluding special items	9.75 ¢	10.21 ¢	9.79 ¢	10.18 ¢
Fuel expense	(2.90)	(1.93)	(2.58)	(1.72)
Mainline CASM excluding fuel expense and special items	6.85 ¢	8.28 ¢	7.21 ¢	8.46 ¢

Breakeven load factor	84.10%	86.88%	86.59%	82.59%
Items excluded:
Pension and related charges	(1.74)	(0.31)	(4.89)	(0.94)
Aircraft charges	-	(0.87)	(0.07)	(0.29)
Total items excluded	(1.74)	(1.18)	(4.96)	(1.23)
Breakeven load factor excluding special items	82.36%	85.70%	81.63%	81.36%

Three
Months Ended
Capital Expenditures	Sept 30,
(in millions)	2005
Cash used by investing activities - GAAP
Flight equipment additions	$80
Ground property & equipment additions	63

Add:
Aircraft seller financing	18

Less:
Sale of aircraft during the quarter [1]	(42)
Boston airport terminal project expenditures	(16)
Other	(1)
Capital expenditures	$102

1 In October 2003, we entered into a definitive agreement with a third party to sell 11 B-737-800 aircraft immediately after those aircraft are delivered to us by the manufacturer in 2005. During the September 2005 quarter, one B-737-800 aircraft was delivered to us and subsequently sold to a third party under this agreement.
This line item represents the cost of the aircraft included in the flight equipment additions line item above.

Note 2: September 2005 Quarter Traffic, Capacity, Load Factor, Yield and Unit Revenue vs. September 2004 Quarter

Year-Over-Year Change
	North America	Atlantic	Latin America	Pacific
Traffic	5.8%	7.8%	24.7%	(2.3%)
Capacity	2.7%	8.1%	30.7%	(0.1%)
Load Factor	2.3 pts.	(0.3) pts.	(3.4) pts.	(1.9) pts.
Yield	1.6%	6.1%	1.1%	2.9%
Passenger Unit Revenue	4.6%	5.7%	(3.5%)	0.6%